Exhibit 23.5

22 July 2025

To whom it may concern

Dear Sir(s)/Madam(s)

CONSENT RELATING TO THE INCLUSION OF THE AUDITED FINANCIAL STATEMENTS OF CILO CYBIN HOLDINGS LIMITED FOR THE YEAR ENDED 31 MARCH 2025

I, Johandre Engelbrecht, a Director of Nexia SAB&T, hereby consent to the inclusion of the audited annual financial statements of Cilo Cybin Holdings Limited for the year ended 31 March 2025, which includes an independent auditor’s report dated on or about 27 June 2025, in the Form F-4 prospectus filing on behalf of Alps Global Holding Pubco.

Please note, we have not been engaged to provide any assurance on the prospectus of Alps Global Holding Pubco or its content and have not reviewed any information included in the prospectus, specifically insofar as it relates to Cilo Cybin Holdings Limited’s March 2025 audited annual financial statements. We have furthermore not provided any assurance on any other information related to Alps Global Holding Pubco.

Our independent auditor’s report dated on or about 27 June 2025 was issued in relation to the annual statutory audit of Cilo Cybin Holdings Limited, in accordance with the requirements of the Companies Act of South Africa, which is available on the Cilo Cybin Holdings Limited website.

The above noted consent of inclusion of the audited annual financial statements of Cilo Cybin Holdings Limited for the year ended 31 March 2025 is subject to consent from the Board of Directors of Cilo Cybin Holdings Limited to include the audited annual financial statements of Cilo Cybin Holdings Limited for the year ended 31 March 2025.

Yours faithfully

/s/ Nexia SAB&T
Nexia SAB&T
Johandre Engelbrecht
Director